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                           COVER-ALL TECHNOLOGIES INC.

                     ANNOUNCES JOHN ROBLIN BECOMES CHAIRMAN

FAIR LAWN, NEW JERSEY (February 1, 2001) - Cover-All Technologies Inc. (OTC Bulletin Board: COVR.OB; PHLX: COVR), a Delaware corporation ("Cover-All" or the "Company"), announced today that John Roblin, President and Chief Executive Officer, has been named Chairman of the Board of the Company effective immediately. Mr. Roblin replaces Mark Johnston, who will remain a director of the Company.

Mark Johnston, said: "John has demonstrated his considerable abilities as President and CEO during the comprehensive restructuring and reorganization of the Company over the past 12 months. As the Company is now positioned to capitalize on the opportunities before it, I am delighted with John's transition to the role of Chairman and CEO."

John Roblin, added: "I look forward to building on the initiatives we took during the last year into 2001. This is a very exciting time for Cover-All as we continue to improve and develop our products and service offerings. I welcome the opportunity to lead the Company through this period of growth and development. Moreover, at this time I would like to express our sincere appreciation and acknowledgement of the considerable contribution that Mark has made to the Company. We look forward to Mark's continued contributions as a consultant to the Company through the transition and as an active member of our Board."

Cover-All also announced today that the Company has named Ann Massey, its Controller, as its Chief Financial Officer, replacing Mr. Johnston, who has been the Interim Chief Financial Officer since March 2000.

Ms. Massey has been with the Company since 1989 and has served in various capacities, including most recently Controller, Assistant Treasurer and Corporate Secretary. Ms. Massey is a graduate of Fairleigh Dickinson University.

Mr. Roblin said, "We are very pleased to have Ann become part of our management team. We recognize Ann's accomplishments, service and dedication to the Company and we look forward to having her serve in her new role. We again thank Mark Johnston for his financial expertise and guidance throughout a challenging period for the Company."

Founded in 1984, Cover-All is a leading software developer dedicated to providing solutions and services to the property and casualty insurance industry. Utilizing the latest software technology, the Company specializes in providing effective, forward-looking business solutions. Cover-All is based in Fair Lawn, New Jersey. More information may be obtained from the company's Web site at WWW.COVER-ALL.COM.


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Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, delays in productivity programs and new product introductions, and other business factors beyond the Company's control. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Contact:
Cover-All Technologies, Fair Lawn
Mr. John Roblin
201/794-4800